EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into July 13, 2006, effective as of April 1, 2006 (the “Effective Date”), is by and between Orthofix Inc., a Minnesota corporation (the “Company”), and Alan W. Milinazzo, an individual (the “Executive”).

PRELIMINARY STATEMENTS

A.     The Company and the Executive are parties to a Change of Control Agreement, dated as of September 1, 2005 (the “Prior Agreement”), but desire to terminate the Prior Agreement and enter into this written employment agreement to memorialize the terms of their relationship in order to retain the long-term services of the Executive.

B.     The Executive desires to render such services, upon the terms and conditions contained herein.

C.     The Company and the Executive agree and acknowledge that pursuant to this Agreement the Executive will receive consideration and other benefits over and above that which he was entitled to receive under the Prior Agreement and over and above that which he would otherwise be entitled to receive as compensation for services performed for the Company.

D.     The Company is a subsidiary of Orthofix International N.V., a corporation organized under the laws of the Netherlands Antilles (the “Parent”) for whom Executive will also perform services as contemplated hereby, and under certain compensation plans of which Executive shall be eligible to receive compensation, and Parent is agreeing to provide such compensation and guarantee the Company’s payment obligations hereunder.

E.      Capitalized terms used herein and not otherwise defined have the meaning for them set forth on Exhibit A attached hereto and incorporated herein by reference.

The parties, intending to be legally bound, hereby agree as follows:

I.    EMPLOYMENT AND DUTIES

1.1   Duties. The Company hereby employs the Executive as an employee, and the Executive agrees to be employed by the Company, upon the terms and conditions set forth herein. While serving as an employee of the Company, the Executive shall serve as Chief Executive Officer of the Company, and be appointed to serve as President and Chief Executive Officer of the Parent. The Executive shall have such power and authority and perform such duties, functions and responsibilities as are associated with and incident to such positions, and as the Board may from time to time require of him; provided, however, that such authority, duties, functions and responsibilities are commensurate with the power, authority, duties, functions and responsibilities generally performed by chief executive officers of companies which are similar in size and nature to, and the financial position of, the Parent Group. The Executive also agrees to serve, if elected, as an officer or director of any other direct or indirect subsidiary of the Parent, in each such case at no compensation in addition to that provided for in this Agreement, but the Executive serves in such positions solely as an accommodation to the Company and such positions shall grant him no rights hereunder (including for purposes of the definition of Good Reason).

1.2   Services. During the Term (as defined in Section 1.3), and excluding any periods of vacation, sick leave or disability, the Executive agrees to devote his full business time, attention and efforts to the business and affairs of the Company. During the Term, it shall not be a violation of this Section 1.2 for the Executive to (a) serve on civic or charitable boards or committees (but not corporate boards), (b) deliver lectures or fulfill speaking engagements or (c) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Agreement. The Executive must request the Board’s prior written consent to serve on a corporate board, which consent shall be at the Board’s reasonable discretion and only so long as such service does not interfere with the performance of his responsibilities hereunder.

1.3   Term of Employment. The term of this Agreement shall commence on the Effective Date and shall continue until 11:59 p.m. Eastern Time on April 1, 2009 (the “Initial Term”) unless sooner terminated or extended as provided hereunder. This Agreement shall automatically renew for additional one-year periods on each of the third and fourth anniversaries of the Effective Date (each such extension, the “Renewal Term”) unless either party gives the other party written notice of its or his election not to extend such employment at least 180 days prior to the third and fourth anniversary dates, respectively. Further, if a Change of Control occurs when less than two full years remain in the Initial Term or during any Renewal Term, this Agreement shall automatically be extended for two years only from the Change of Control Date and thereafter shall terminate on the second anniversary of the Change of Control Date in accordance with its terms. The Initial Term, together with any Renewal Term or extension as a result of a Change of Control, are collectively referred to herein as the “Term.” In the event that the Executive continues to be employed by the Company after the Term, unless otherwise agreed by the parties in writing, such continued employment shall be on an at-will, month-to-month basis upon terms agreed upon at such time without regard to the terms and conditions of this Agreement and this Agreement shall be deemed terminated at the end of the Term, regardless of whether such employment continues at-will, other than Articles VI and VII, which shall survive the termination or expiration of this Agreement for any reason.

II.    COMPENSATION

2.1   General.  The base salary and Incentive Compensation (as defined in Section 2.3.) payable to the Executive hereunder, as well as any stock-based compensation, including stock options, stock appreciation rights and restricted stock grants, shall be determined from time to time by the Board and paid pursuant to the Company’s customary payroll practices or in accordance with the terms of the applicable stock-based Plans (as defined in Section 2.4). The Company shall pay the Executive in cash, in accordance with the normal payroll practices of the Company, the base salary and Incentive Compensation set forth below. For the avoidance of doubt, in providing any compensation payable in stock, the Company may withhold, deduct or collect from the compensation otherwise payable or issuable to the Executive a portion of such compensation to the extent required to comply with applicable tax laws to the extent such withholding is not made or otherwise provided for pursuant to the agreement governing such stock-based compensation.

2.2   Base Salary. The Executive shall be paid a base salary of no less than $35,833.33 per month ($430,000 on an annualized basis) while he is employed by the Company during the Term; provided, however, that nothing shall prohibit the Company from reducing the base salary as part of an overall cost reduction program that affects all senior executives of the Parent Group and does not disproportionately affect the Executive, so long as such reductions do not reduce the base salary to a rate that is less than 90% of the minimum base salary amount set forth above (or, if the minimum base salary amount has been increased during the Term, 90% of such increased amount). The base salary shall be reviewed annually by the Board for increase (but not decrease, except as permitted above) as part of its annual compensation review, and any increased amount shall become the base salary under this Agreement.

2.3   Bonus or other Incentive Compensation. With respect to each fiscal year of the Company during the Term, the Executive shall be eligible to receive annual bonus compensation in an amount based on reasonable goals for the earning of such compensation as may be determined by the Board from time to time (the “Goals”). Amounts that may be earned upon attainment of all reasonably achievable annual Goals will be targeted to equal not less than 50% of the annual base salary in such fiscal year. The amount of any actual payment under the Bonus Plan will depend upon the achievement (or not) of the various performance metrics comprising the Goals, with an opportunity to earn maximum annual bonus compensation of not less than 75% of annual base salary in such fiscal year under Parent’s Executive Annual Incentive Plan or any successor plan or as may be determined by the Board from time-to-time (the “Bonus Plan”). Amounts will be less than either such target if the Goals are not met as set forth under the terms of the plan. Amounts payable under the Bonus Plan shall be determined by the Board and shall be payable no later than two and one-half months after the end of such fiscal year. In addition, the Executive shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section 2.3 under the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing.

2.4   Stock Compensation. The Executive shall be eligible to receive stock-based compensation, whether stock options, stock appreciation rights, restricted stock grants or otherwise, under the Parent’s 2004 Long Term Incentive Plan (the “LTIP”) or other stock-based compensation plans as Parent may establish from time to time (collectively, the “Plans”). The Executive shall be considered for such grants no less often than annually as part of the Board’s annual compensation review, but any such grants shall be at the sole discretion of the Board.

III.    EMPLOYEE BENEFITS

3.1   General. Subject only to any post-employment rights under Article V, so long as the Executive is employed by the Company pursuant to this Agreement, he shall be eligible for the following benefits to the extent generally available to senior executives of the Company or by virtue of his position, tenure, salary and other qualifications. Any eligibility shall be subject to and in accordance with the terms and conditions of the Company’s benefits policies and applicable plans (including as to deductibles, premium sharing, co-payments or other cost-splitting arrangements).

3.2   Savings and Retirement Plans. The Executive shall be entitled to participate in, and enjoy the benefits of, all savings, pension, salary continuation and retirement plans, practices, policies and programs available to senior executives of the Company.

3.3   Welfare and Other Benefits. The Executive and/or the Executive’s eligible dependents, as the case may be, shall be entitled to participate in, and enjoy the benefits of, all welfare benefit plans, practices, policies and programs provided by the Company (including without limitation, medical, prescription, drug, dental, disability, salary continuance, group life, dependent life, accidental death and travel accident insurance plans and programs) and other benefits (including, without limitation, executive physicals and tax and financial planning assistance) at a level that is available to other senior executives of the Company.

3.4   Vacation. The Executive shall be entitled to 4 weeks paid vacation per 12-month period.

3.5   Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business-related expenses incurred by the Executive in performing his duties under this Agreement. Reimbursement of the Executive for such expenses will be made upon presentation to the Company of expense vouchers that are in sufficient detail to identify the nature of the expense, the amount of the expense, the date the expense was incurred and to whom payment was made to incur the expense, all in accordance with the expense reimbursement practices, policies and procedures of the Company.

3.6   Key Man Insurance. The Company shall be entitled to obtain a “key man” or similar life or disability insurance policy on the Executive, and neither the Executive nor any of his family members, heirs or beneficiaries shall be entitled to the proceeds thereof. Such insurance shall be available to offset any payments due to the Executive pursuant to Section 5.1 of this Agreement due to his death or Disability.

IV.    TERMINATION OF EMPLOYMENT

4.1   Termination by Mutual Agreement. The Executive’s employment may be terminated at any time during the Term by mutual written agreement of the Company and the Executive.

4.2   Death. The Executive’s employment hereunder shall terminate upon his death.

4.3   Disability. In the event the Executive incurs a Disability for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months, the Company may, at its election, terminate the Executive’s employment during the Term by delivering a Notice of Termination (as defined in Section 4.8) to the Executive 30 days in advance of the date of termination.

4.4   Good Reason. The Executive may terminate his employment at any time during the Term for Good Reason by delivering a Notice of Termination to the Company 30 days in advance of the date of termination; provided, however, that the Executive agrees not to terminate his employment for Good Reason until the Executive has given the Company at least 30 days’ in which to cure the circumstances set forth in the Notice of Termination constituting Good Reason and if such circumstances are not cured by the 30th day, the Executive’s employment shall terminate on such date. If the circumstances constituting Good Reason are remedied within the cure period to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement and the Executive shall thereafter have no further right hereunder to terminate his employment for Good Reason as a result of such event. Unless the Executive provides written notification of an event described in the definition of Good Reason within 90 days after the Executive has actual knowledge of the occurrence of any such event, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement.

4.5   Termination without Cause. The Company may terminate the Executive’s employment at any time during the Term without Cause by delivering to the Executive a Notice of Termination 30 days in advance of the date of termination; provided that as part of such notice the Company may request that the Executive immediately tender the resignations contemplated by Section 4.9 and otherwise cease performing his duties hereunder. The Notice of Termination need not state any reason for termination and such termination can be for any reason or no reason. The date of termination shall be the date set forth in the Notice of Termination.

4.6   Cause. The Company may terminate the Executive’s employment at any time during the Term for Cause by delivering a Notice of Termination to the Executive. The Notice of Termination shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board an event constituting Cause has occurred and specifying the particulars thereof. A Notice of Termination for Cause may not be delivered unless in conjunction with such Board meeting the Executive was given reasonable notice and the opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board prior to such vote. If the event constituting Cause for termination is other than as a result of a breach or violation by the Executive of any provision of Article VI and only if the event constituting Cause is curable, then the Executive shall have 30 days from the date of the Notice of Termination to cure such event described therein to the reasonable satisfaction of the Board in its sole discretion and, if such event is cured by the Executive within the cure period, such event shall no longer constitute Cause for purposes of this Agreement and the Company shall thereafter have no further right to terminate the Executive’s employment for Cause as a result of such event. The Executive shall have no other rights under this Agreement to cure an event that constitutes Cause. Unless the Company provides written notification of an event described in the definition of Cause within 90 days after the Company knows or has reason to know of the occurrence of any such event, the Company may not terminate the Executive for Cause unless such event is recurring or uncurable. Knowledge shall mean actual knowledge of the Board or the Company’s senior executives.

4.7   Voluntary Termination. The Executive may voluntarily terminate his employment at any time during the Term by delivering to the Company a Notice of Termination 30 days in advance of the date of termination (a “Voluntary Termination”). For purposes of this Agreement, a Voluntary Termination shall not include a termination of the Executive’s employment by reason of death or for Good Reason, but shall include voluntary termination upon retirement in accordance with the Company’s retirement policies. A Voluntary Termination shall not be considered a breach or other violation of this Agreement.

4.8   Notice of Termination. Any termination of employment under this Agreement by the Company or the Executive requiring a notice of termination shall require delivery of a written notice by one party to the other party (a “Notice of Termination”). A Notice of Termination must indicate the specific termination provision of this Agreement relied upon and the date of termination. It must also set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, other than in the event of a Voluntary Termination or termination without Cause. The date of termination specified in the Notice of Termination shall comply with the time periods required under this Article IV, and may in no event be earlier than the date such Notice of Termination is delivered to or received by the party getting the notice. If the Executive fails to include a date of termination in any Notice of Termination he delivers, the Company may establish such date in its sole discretion. No Notice of Termination under Section 4.4 or 4.6 shall be effective until the applicable cure period, if any, shall have expired without the Company or the Executive, respectively, having corrected the event or events subject to cure to the reasonable satisfaction of the other party.

4.9   Resignations. Upon ceasing to be an employee of the Company for any reason, or earlier upon request by the Company pursuant to Section 4.5, the Executive agrees to immediately tender written resignations to the Company with respect to all officer and director positions he may hold at that time with any member of the Parent Group.

V.    PAYMENTS ON TERMINATION

5.1   Death; Disability; Resignation for Good Reason; Termination without Cause. If at any time during the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5, the Executive shall be entitled to the following only:

(a)    any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive within 30 days of the date of termination; provided, however, the Executive shall be entitled to receive the pro rata amount of any Bonus Plan Incentive Compensation for the fiscal year of his termination of employment (based on the number of business days he was actually employed by the Company during the fiscal year in which the termination of employment occurs) that he would have received had his employment not been terminated during such year. Nothing in the foregoing sentence is intended to give the Executive greater rights to such Incentive Compensation than a pro rata portion of what he would ordinarily be entitled to under the Bonus Plan Incentive Compensation that would have been applicable to him had his employment not been terminated, it being understood that Executive’s termination of employment shall not be used to disqualify Executive from or make him ineligible for a pro rata portion of the Bonus Plan Incentive Compensation to which he would otherwise have been entitled. The pro rata portion of Bonus Plan Incentive Compensation shall be paid at the time such Incentive Compensation is paid to senior executives of the Company (“Severance Bonus Payment Date”), provided with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Section 409A, or if the payment cannot be so characterized, such payment shall be made on the later of the Severance Bonus Payment Date or the first day of the seventh calendar month following the Executive’s date of termination.

(b)    a one-time lump sum severance payment in an amount equal to 150% of the Executive’s Base Amount. The lump sum severance payment shall be paid within 30 days after the date of termination; provided, however, that such payment shall be delayed until the first day of the seventh month following the date of termination (unless termination is as a result of the Executive’s death) if the payment would otherwise be expected to trigger imposition of the additional tax under Section 409A.

(c)    all stock options, stock appreciation rights or similar stock-based rights previously granted to the Executive shall vest in full and be immediately exercisable. Any risk of forfeiture included in restricted or other stock grants previously made to the Executive shall immediately lapse. To the extent permitted by Section 409A and subject to the earlier expiration of the option or stock appreciation right at the expiration of its term, if the Executive’s employment is terminated pursuant to Section 4.4 or 4.5, the Executive shall have until the later of (i) December 31 of the calendar year that his options or stock appreciation rights would otherwise expire due to his termination or (ii) two and one-half months after the date his options or stock appreciation rights would otherwise expire due to his termination to exercise any outstanding stock options or stock appreciation rights. Such vesting and extension shall occur notwithstanding any provision in any Plans or related grant documents which provides a shorter period for exercise upon termination by the Company without Cause (which for this purpose shall include a termination by the Executive for Good Reason), and with respect to lapsing, notwithstanding anything to the contrary in any Plans or grant documents.

(d)    to the fullest extent permitted by Section 409A and the Company’s then-current benefit plans, continuation of coverage (including family coverage) under basic employee group benefits that are welfare benefits (such as group health and group life benefits), but not pension, retirement, profit-sharing, severance or similar compensatory benefits, for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of 18 months after termination or until the Executive secures coverage from new employment and the period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 18 month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination and nothing herein shall require the Company to be responsible for such items.

(e)    to the fullest extent permitted by Section 409A without triggering imposition of the additional tax thereunder, payment or reimbursement to the Executive of the costs and expenses of any executive outplacement firm selected by the Executive in an amount not to exceed $25,000 during the 24-month period following his date of termination. The Executive shall provide the Company with reasonable documentation of such costs and expenses.

In the event the Executive’s termination is pursuant to Section 4.2 or 4.3, in lieu of a lump sum payment, the Executive or his heirs, beneficiaries, personal representatives, or guardians, as applicable, shall receive (i) salary-related portions of the Base Amount on regular payroll dates of the Company until the first anniversary of the date of termination of the Executive and (ii) Incentive Compensation-related portions of the Base Amount on the dates that such Incentive Compensation is actually paid by the Company to its senior executives; provided, however, that such payment shall be delayed until the first day of the seventh month following the date of termination if the payment would otherwise be expected to trigger imposition of the additional tax under Section 409A; provided further, that all such delayed payments will be paid on the first day of the seventh month following the date of termination. Further, any payments by the Company under Section 5.1(b) above pursuant to a termination under Section 4.2 or 4.3 shall be reduced by any payments received by the Executive pursuant to any of the Company’s employee welfare benefit plans providing for payments in the event of death or Disability.

5.2   Termination for Cause; Voluntary Termination. If at any time during the Term the Executive’s employment with the Company is terminated pursuant to Section 4.6 or 4.7, the Executive shall be entitled to only the following:

(a)    any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive within 30 days of the date of termination. Nothing in this provision is intended to imply that the Executive is entitled to any partial or pro rata payment of Incentive Compensation on termination unless the Bonus Plan expressly provides as much under its specific terms.

(b)    whatever rights, if any, that are available to the Executive upon such a termination pursuant to the Plans or any award documents related to any stock-based compensation such as stock options, stock appreciation rights or restricted stock grants. This Agreement does not grant any greater rights with respect to such items than provided for in the Plans or the award documents in the event of any termination for Cause or a Voluntary Termination.

5.3   Termination following Change of Control. The Executive shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change of Control or Potential Change of Control. However, if during a Change of Control Period during the Term, (a) the Executive terminates his employment with the Company pursuant to Section 4.4, or (b) the Company terminates the Executive’s employment pursuant to Section 4.5, the lump sum severance payment under Section 5.1 shall be increased from 150% of the Base Amount to 200% times the Base Amount and the period for continuation of benefits under Section 5.1 shall be increased to 24 months from 18 months. The terms and rights with respect to such payments shall otherwise be governed by Section 5.1. No other rights result from termination during a Change of Control Period; provided, however, that nothing in this Section 5.3 is intended to limit or impair the rights of the Executive under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change of Control if such Plans or award documents grant greater rights than are set forth herein.

5.4   Release. The Company’s obligation to pay or provide any benefits to the Executive following termination (other than in the event of death pursuant to Section 4.2) is expressly subject to the requirement that he execute and not breach or rescind a release relating to employment matters and the circumstances surrounding his termination in favor of the members of the Parent Group and their officers, directors and related parties and agents, in a form acceptable to the Company at the time of termination of employment.

5.5   Other Benefits. Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Executive’s participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Parent Group to which the Executive is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.5.

5.6   No Mitigation. It will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the termination of the Executive’s employment, and the protective provisions under Article VI contained herein will further limit the employment opportunities for the Executive. In addition, the Company’s severance pay policy applicable in general to its salaried employees does not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of severance compensation in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.

5.7   Limitation; No Other Rights. Any amounts due or payable under this Article V are in the nature of severance payments or liquidated damages, or both, and the Executive agrees that such amounts shall fully compensate the Executive, his dependents, heirs and beneficiaries and the estate of the Executive for any and all direct damages and consequential damages that they do or may suffer as a result of the termination of the Executive’s employment, or both, and are not in the nature of a penalty. Notwithstanding the above, no member of the Parent Group shall be liable to the Executive under any circumstances for any consequential, incidental, punitive or similar damages. The Executive expressly acknowledges that the payments and other rights under this Article V shall be the sole monies or other rights to which the Executive shall be entitled to and such payments and rights will be in lieu of any other rights or remedies he might have or otherwise be entitled to. In the event of any termination under this Article V, the Executive hereby expressly waives any rights to any other amounts, benefits or other rights, including without limitation whether arising under current or future compensation or severance or similar plans, agreements or arrangements of any member of the Parent Group (including as a result of changes in (or of) control or similar transactions), unless Executive’s entitlement to participate or receive benefits thereunder has been expressly approved by the Board. Similarly, no one in the Parent Group shall have any further liability or obligation to the Executive following the date of termination, except as expressly provided in this Agreement.

5.8   No Right to Set Off. The Company shall not be entitled to set off against amounts payable to the Executive hereunder any amounts earned by the Executive in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

5.9   Adjustments Due to Excise Tax.

(a)    If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced in a manner mutually agreeable to the parties in writing to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments.

(b)    In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to Section 5.9(a), the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.9(a), to reduce the amount of Excise Tax imposed.

(c)    The independent public accounting firm serving as the Company's auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5.9, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5.9, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5.9. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

VI.    PROTECTIVE PROVISIONS

6.1   Noncompetition. Without the prior written consent of the Board (which may be withheld in the Board’s sole discretion), so long as the Executive is an employee of the Company or any other member of the Parent Group and for a one-year period thereafter, the Executive agrees that he shall not anywhere in the Prohibited Area, for his own account or the benefit of any other, engage or participate in or assist or otherwise be connected with a Competing Business. For the avoidance of doubt, the Executive understands that this Section 6.1 prohibits the Executive from acting for himself or as an officer, employee, manager, operator, principal, owner, partner, shareholder, advisor, consultant of, or lender to, any individual or other Person that is engaged or participates in or carries out a Competing Business or is actively planning or preparing to enter into a Competing Business. The parties agree that such prohibition shall not apply to the Executive’s passive ownership of not more than 5% of a publicly-traded company.

6.2   No Solicitation or Interference. So long as the Executive is an employee of the Company or any other member of the Parent Group (other than while an employee acting solely for the express benefit of the Parent Group) and for a one-year period thereafter, the Executive shall not, whether for his own account or for the account or benefit of any other Person, throughout the Prohibited Area:

(a)    request, induce or attempt to influence (i) any customer of any member of the Parent Group to limit, curtail, cancel or terminate any business it transacts with, or products or services it receives from or sells to, or (ii) any Person employed by (or otherwise engaged in providing services for or on behalf of) any member of the Parent Group to limit, curtail, cancel or terminate any employment, consulting or other service arrangement, with any member of the Parent Group. Such prohibition shall expressly extend to any hiring or enticing away (or any attempt to hire or entice away) any employee or consultant of the Parent Group.

(b)    solicit from or sell to any customer any products or services that any member of the Parent Group provides or is capable of providing to such customer and that are the same as or substantially similar to the products or services that any member of the Parent Group, sold or provided while the Executive was employed with, or providing services to, any member of the Parent Group.

(c)    contact or solicit any customer for the purpose of discussing (i) services or products that are competitive with and the same or closely similar to those offered by any member of the Parent Group or (ii) any past or present business of any member of the Parent Group.

(d)    request, induce or attempt to influence any supplier, distributor or other Person with which any member of the Parent Group has a business relationship or to limit, curtail, cancel or terminate any business it transacts with any member of the Parent Group.

(e)    otherwise interfere with the relationship of any member of the Parent Group with any Person which is, or within one-year prior to the Executive’s date of termination was, doing business with, employed by or otherwise engaged in performing services for, any member of the Parent Group.

The one-year post employment period herein shall be extended to 2 years if the Executive’s termination is pursuant to Section 5.3.

6.3   Confidential Information. During the period of the Executive’s employment with the Company or any member of the Parent Group and at all times thereafter, the Executive shall hold in secrecy for the Company all Confidential Information that may come to his knowledge, may have come to his attention or may have come into his possession or control while employed by the Company (or otherwise performing services for any member of the Parent Group). Notwithstanding the preceding sentence, the Executive shall not be required to maintain the confidentiality of any Confidential Information which (a) is or becomes available to the public or others in the industry generally (other than as a result of disclosure or inappropriate use, or caused, by the Executive in violation of this Section 6.3) or (b) the Executive is compelled to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena. Except as expressly required in the performance of his duties to the Company under this Agreement, the Executive shall not use for his own benefit or disclose (or permit or cause the disclosure of) to any Person, directly or indirectly, any Confidential Information unless such use or disclosure has been specifically authorized in writing by the Company in advance. During the Executive’s employment and as necessary to perform his duties under Section 1.2, the Company will provide and grant the Executive access to the Confidential Information. The Executive recognizes that any Confidential Information is of a highly competitive value, will include Confidential Information not previously provided the Executive and that the Confidential Information could be used to the competitive and financial detriment of any member of the Parent Group if misused or disclosed by the Executive. The Company promises to provide access to the Confidential Information only in exchange for the Executive’s promises contained herein, expressly including the covenants in Sections 6.1, 6.2 and 6.4.

6.4    Inventions.

(a)    The Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that the Executive conceives of or first actually reduces to practice, either solely or jointly with others, during the Executive’s employment with the Company or any other member of the Parent Group, and that relate to the business now or thereafter carried on or contemplated by any member of the Parent Group or that result from any work performed by the Executive for any member of the Parent Group.

(b)    The Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company (or member of the Parent Group) and are hereby assigned to the Company (or applicable member of the Parent Group). During the term of the Executive’s employment with the Company (or any other member of the Parent Group) and thereafter, whenever requested to do so by the Company, the Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company (or any other member of the Parent Group) or their nominees the sole and exclusive right, title and interest in and to such Inventions.

(c)    The Company acknowledges and agrees that the provisions of this Section 6.4 do not apply to an Invention: (i) for which no equipment, supplies, or facility of any member of the Parent Group or Confidential Information was used; (ii) that was developed entirely on the Executive’s own time and does not involve the use of Confidential Information; (iii) that does not relate directly to the business of any member of the Parent Group or to the actual or demonstrably anticipated research or development of any member of the Parent Group; and (iv) that does not result from any work performed by the Executive for any member of the Parent Group.

6.5   Return of Documents and Property. Upon termination of the Executive’s employment for any reason, the Executive (or his heirs or personal representatives) shall immediately deliver to the Company (a) all documents and materials containing Confidential Information (including without limitation any “soft” copies or computerized or electronic versions thereof) or otherwise containing information relating to the business and affairs of any member of the Parent Group (whether or not confidential), and (b) all other documents, materials and other property belonging to any member of the Parent Group that are in the possession or under the control of the Executive.

6.6   Reasonableness; Remedies. The Executive acknowledges that each of the restrictions set forth in this Article VI are reasonable and necessary for the protection of the Company’s business and opportunities (and those of the Parent Group) and that a breach of any of the covenants contained in this Article VI would result in material irreparable injury to the Company and the other members of the Parent Group for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Company and any member of the Parent Group shall be entitled to the remedies of injunction and specific performance, or either of such remedies, as well as all other remedies to which any member of the Parent Group may be entitled, at law, in equity or otherwise, without the need for the posting of a bond or by the posting of the minimum bond that may otherwise be required by law or court order.

6.7   Extension; Survival. The Executive and the Company agree that the time periods identified in this Article VI will be stayed, and the Company’s obligation to make any payments or provide any benefits under Article V shall be suspended, during the period of any breach or violation by the Executive of the covenants contained herein. The parties further agree that this Article VI shall survive the termination or expiration of this Agreement for any reason. The Executive acknowledges that his agreement to each of the provisions of this Article VI is fundamental to the Company’s willingness to enter into this Agreement and for it to provide for the severance and other benefits described in Article V, none of which the Company was required to do prior to the date hereof. Further, it is the express intent and desire of the parties for each provision of this Article VI to be enforced to the fullest extent permitted by law. If any part of this Article VI, or any provision hereof, is deemed illegal, void, unenforceable or overly broad (including as to time, scope and geography), the parties express desire is that such provision be reformed to the fullest extent possible to ensure its enforceability or if such reformation is deemed impossible then such provision shall be severed from this Agreement, but the remainder of this Agreement (expressly including the other provisions of this Article VI) shall remain in full force and effect.

VII.    MISCELLANEOUS

7.1   Notices. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed to have been effectively made or given if personally delivered, or if sent via U.S. mail or recognized overnight delivery service or sent via confirmed e-mail or facsimile to the other party at its address set forth below in this Section 7.1, or at such other address as such party may designate by written notice to the other party hereto. Any effective notice hereunder shall be deemed given on the date personally delivered, three business days after mailed via U.S. mail or one business day after it is sent via overnight delivery service or via confirmed e-mail or facsimile, as the case may be, to the following address:

If to the Company:

Orthofix Inc.
Attn: General Counsel
The Storrs Building
Suite 250
10115 Kincey Ave.
Huntersville, NC 28078

Facsimile: 704-948-2690
E-mail: raykolls@orthofix.com

With a copy which shall not constitute notice to:

Baker & McKenzie LLP
Pennzoil Place, South Tower
711 Louisiana, Suite 3400
Houston, Texas 77002-2746
Attention: Jonathan B. Newton
Telephone No.: (713) 427-5000
Facsimile No.: (713) 427-5099
E-mail: Jonathan.B.Newton@Bakernet.com

If to the Executive:

At the most recent address on file with the Company

With a copy which shall not constitute notice to:

Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Chicago, Illinois 60601
Attention: Thomas P. Desmond
Telephone No.: (312) 609-7647
Facsimile No.: (312) 609-5005
E-mail: tdesmond@vedderprice.com

7.2   Legal Fees.

(a)    The Company shall pay all reasonable legal fees and expenses of the Executive’s counsel in connection with the preparation and negotiation of this Agreement.

(b)    It is the intent of the Company that the Executive not be required to bear the legal fees and related expenses associated with the enforcement or defense of the Executive's rights under this Agreement by litigation, arbitration or other legal action because having to do so would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, the parties hereto agree that any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively and finally by binding arbitration in Huntersville, North Carolina, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall be responsible for its own fees, costs and expenses and shall pay to the Executive an amount equal to all reasonable attorneys' and related fees, costs and expenses incurred by the Executive in connection with such arbitration unless the arbitrator determines that the Executive (a) did not commence or engage in the arbitration with a reasonable, good faith belief that his claims were meritorious or (b) the Executive’s claims had no merit and a reasonable person under similar circumstances would not have brought such claims. If there is any dispute between the Company and the Executive as to the payment of such fees and expenses, the arbitrator shall resolve such dispute, which resolution shall also be final and binding on the parties, and as to such dispute only the burden of proof shall be on the Company.

7.3   Severability. If an arbitrator or a court of competent jurisdiction determines that any term or provision hereof is void, invalid or otherwise unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such arbitrator or court shall replace such void, invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the void, invalid or unenforceable term or provision. For the avoidance of doubt, the parties expressly intend that this provision extend to Article VI of this Agreement.

7.4   Entire Agreement. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company, the Parent and the Executive relating to the Executive’s employment by the Company, expressly including the Prior Agreement, which Prior Agreement is hereby terminated in its entirety and of no further force and effect. The Executive expressly acknowledges that he has no further rights, and hereby waives or forfeits any and all rights he may have or may have had, under the Prior Agreement as a result of its termination hereby, and neither the Company nor any member of the Parent Group shall have any obligation to make any payments or satisfy any other liability to him thereunder. Nothing in this Agreement shall modify or alter the Indemnity Agreement by and between Parent and the Executive (the “Indemnity Agreement”) or alter or impair any of the Executive’s rights under the Plans or related award agreements. In the event of any conflict between this Agreement and any other agreement between the Executive and the Company (or any other member of the Parent Group), this Agreement shall control.

7.5   Amendment; Modification. Except for increases in Base Salary, and adjustments with respect to Incentive Compensation, made as provided in Article II, this Agreement may be amended at any time only by mutual written agreement of the Executive and the Company; provided, however, that, notwithstanding any other provision of this Agreement, the Plans (or any award documents under the Plans) or the Indemnity Agreement to the contrary, if any provision of this Agreement, the Plans (or any award documents under the Plans) or the Indemnity Agreement contravenes the final regulations or regulations anticipated to be promulgated under Section 409A or any other guidance from the United States Department of Treasury with respect to 409A, the Company may reform this Agreement, the Plans (or any award documents under the Plans), the Indemnity Agreement or any provision thereof (including, without limitation, an amendment instituting a six-month waiting period before a distribution) or otherwise incorporate the necessary provisions to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A to the extent that the Company, in its reasonable discretion, shall determine.

7.6   Withholding. The Company shall be entitled to withhold, deduct or collect or cause to be withheld, deducted or collected from payment any amount of withholding taxes required by law, statutory deductions or collections with respect to payments made to the Executive in connection with his employment, termination (including Article V) or his rights hereunder, including as it relates to stock-based compensation.

7.7   Representations.

(a)    The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms. The Executive hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b)    The Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound and (ii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

7.8   Governing Law; Jurisdiction. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of North Carolina without regard to any provision of that State’s rules on the conflicts of law that might make applicable the law of a jurisdiction other than that of the State of North Carolina.  Except as otherwise provided in Section 7.2, all actions or proceedings arising out of this Agreement shall exclusively be heard and determined in state or federal courts in the State of North Carolina having appropriate jurisdiction. The parties expressly consent to the exclusive jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein or any claim for forum nonconveniens.

7.9   Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Executive, the Company, and their respective heirs, executors, administrators, legal representatives, successors, and assigns. In the event of a Business Combination (as defined in clause (iii) of Change of Control), the provisions of this Agreement shall be binding upon and inure to the benefit of the parent or entity resulting from such Business Combination or to which the assets shall be sold or transferred, which entity from and after the date of such Business Combination shall be deemed to be the Company for purposes of this Agreement. In the event of any other assignment of this Agreement by the Company, the Company shall remain primarily liable for its obligations hereunder; provided, however, that if the Company is financially unable to meet its obligations hereunder, the Parent shall assume responsibility for the Company’s obligations hereunder pursuant to the guaranty provision following the signature page hereof. The Executive expressly acknowledges that the Parent and other members of the Parent Group (and their successors and assigns) are third party beneficiaries of this Agreement and may enforce this Agreement on behalf of themselves or the Company. Both parties agree that there are no third party beneficiaries to this Agreement other than as expressly set forth in this Section 7.9.

7.10         Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 7.10 shall preclude (a) the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or (b) the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to the Person(s) entitled thereto.

7.11     No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation in favor of any third party, or to execution, attachment, levy or similar process or assignment by operation of law in favor of any third party, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

7.12     Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

7.13     Construction. The headings of articles or sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. References to days found herein shall be actual calendar days and not business days unless expressly provided otherwise.

7.14     Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

7.15     Effectiveness. This Agreement shall be effective upon the Effective Date when signed by the Executive and the Company.

7.16     Survival. Except as provided in Section 1.3 with respect to expiration of the Term, Articles VI and VII shall survive the termination or expiration of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ORTHOFIX INC.		EXECUTIVE

/s/ Peter J. Hewett		/s/ Alan W. Milinazzo
Alan W. Milinazzo
Name:	Peter J. Hewett
Title:	Chairman

Guaranty by Parent

Parent (Orthofix International N.V.) is not a party to this Agreement, but joins in this Agreement for the sole purpose of guaranteeing the obligations of the Company to pay, provide, or reimburse the Executive for all cash or other benefits provided for in this Agreement, including the provision of all benefits in the form of, or related to, securities of Parent and to elect or appoint Executive to the positions with Parent and provide Executive with the authority relating thereto as contemplated by Section 1.1 of this Agreement, and to ensure the Board will take the actions required of it hereby.

ORTHOFIX INTERNATIONAL N.V.
/s/ James F. Gero

Name:	James F. Gero
Title:	Chairman of the Board of Directors

EXHIBIT A

Definitions

For purposes of this Agreement, the following capitalized terms have the meanings set forth below:

“Base Amount” shall mean an amount equal to the sum of:

(i)  the Executive’s annual base salary at the highest annual rate in effect at any time during the Term; and

(ii)  the greater of (i) the Executive’s target bonus under Section 2.3 in effect during the fiscal year in which termination of employment occurs, or (ii) the average of the Incentive Compensation (as defined in Section 2.3) actually earned by the Executive (A) with respect to the two consecutive annual Incentive Compensation periods ending immediately prior to the year in which termination of the Executive’s employment with the Company occurs or, (B) if greater, with respect to the two consecutive annual Incentive Compensation periods ending immediately prior to the Change of Control Date or the Potential Change of Control Date; provided, however, that if the Executive was not eligible for Incentive Compensation for such two consecutive Incentive Compensation periods, the amount included pursuant to this clause (ii) shall be the Incentive Compensation paid to the Executive for the most recent annual Incentive Compensation Period. In the event the Incentive Compensation paid to the Executive for any such prior Incentive Compensation period represented a pro rated full-year amount because the Executive was not employed by the Company for the entire Incentive Compensation period, the Incentive Compensation paid to the Executive for such period for purposes of this clause (ii) shall be an amount equal to such pro-rated full-year amount.

“Board” shall mean the Board of Directors of Parent. Any obligation of the Board other than termination for Cause under this Agreement may be delegated to an appropriate committee of the Board, including its compensation committee, and references to the Board herein shall be references to any such committee, as appropriate.

“Cause” shall mean termination of the Executive’s employment because of the Executive’s: (i) fraud, misappropriation or embezzlement related to the business or property of the Company; (ii) conviction for, or guilty plea to, or plea of nolo contendere to, a felony or crime of similar gravity in the jurisdiction in which such conviction or guilty plea occurs; (iii) intentional wrongful disclosure of Confidential Information or other intentional wrongful violation of Article VI; (iv) willful commission by the Executive of acts that are dishonest and demonstrably and materially injurious to a member of the Parent Group, monetarily or otherwise; (v) willful or material violation of, or willful or material noncompliance with, any securities law, rule or regulation or stock exchange listing rule adversely affecting the Parent Group including without limitation (a) if the Executive has undertaken to provide any chief executive officer or principal executive officer certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and he willfully or materially fails to take reasonable and appropriate steps to determine whether or not the certificate was accurate or otherwise in compliance with the requirements of the Sarbanes-Oxley Act or (b) the Executive’s willful or material failure to establish and administer effective systems and controls applicable to his area of responsibility necessary for the Parent to timely and accurately file reports pursuant to Section 13 or 15(d) of the Exchange Act. No act or omission shall be deemed willful or material for purposes of this definition if taken or omitted to be taken by Executive in a good faith belief that such act or omission to act was in the best interests of the Parent Group or if done at the express direction of the Board.

“Change of Control” shall occur upon any of the following events:

(i)     the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), in any individual transaction or series of related transactions, of 50% or more of either (A) the then outstanding shares of common stock of Parent (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from Parent, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Parent; (2) any acquisition by Parent; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any entity controlled by Parent; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition of Change of Control;

(ii)    a change in the composition of the Board such that the individuals who as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this paragraph, that any individual who becomes a member of the Board subsequent to the Effective Date, whose appointment, election, or nomination for election by Parent’s shareholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

(iii)   consummation of a reorganization, merger, consolidation or other business combination or the sale or other disposition of all or substantially all of the assets of Parent (including assets that are shares held by Parent in its subsidiaries) (any such transaction, a “Business Combination”); expressly excluding, however, any such Business Combination pursuant to which all of the following conditions are met: (A) all or substantially all of the Person(s) who are the beneficial owners of the Outstanding Common Stock and Outstanding Voting Securities, respectively, immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than Parent, any employee benefit plan (or related trust) of Parent or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the outstanding voting securities of such entity entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the entity resulting from such Business Combination;

(iv)   the approval by the shareholders of Parent of a complete liquidation or dissolution of Parent;

(v)    the Parent Group (or any of them) shall sell or dispose of, in a single transaction or series of related transactions, business operations that generated two-thirds of the consolidated revenues of the Parent Group (determined on the basis of Parent’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) and such disposal shall not be exempted pursuant to clause (iii) of this definition of Change of Control;

(vi)   Parent files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change of control of Parent has or may have occurred or will or may occur in the future pursuant to any then-existing agreement or transaction; notwithstanding the foregoing, unless determined in a specific case by a majority vote of the Board, a “Change of Control” shall not be deemed to have occurred solely because: (A) an entity in which Parent directly or indirectly beneficially owns 50% or more of the voting securities, or any Parent-sponsored employee stock ownership plan, or any other employee plan of Parent or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change of control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (B) any Parent-sponsored employee stock ownership plan, or any other employee plan of Parent or the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by form or report or item therein, disclosing beneficial ownership by it of shares of stock of Parent, or because Parent reports that a change of control of Parent has or may have occurred or will or may occur in the future by reason of such beneficial ownership; or

(vii)      any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this definition.

Notwithstanding the above definition of Change of Control, the Board, in its sole discretion, may determine that a Change of Control has occurred for purposes of this Agreement, even if the events giving rise to such Change of Control are not expressly described in the above definition.

“Change of Control Date” shall mean the date on which a Change of Control occurs.

“Change of Control Period” shall mean the 24 month period commencing on the Change of Control Date; provided, however, if the Company terminates the Executive’s employment with the Company prior to the Change of Control Date but on or after a Potential Change of Control Date, and it is reasonably demonstrated that the Executive’s (i) employment was terminated at the request of an unaffiliated third party who has taken steps reasonably calculated to effect a Change of Control or (ii) termination of employment otherwise arose in connection with or in anticipation of the Change of Control, then the “Change of Control Period” shall mean the 24 month period beginning on the date immediately prior to the date of the Executive’s termination of employment with the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Business” means any business or activity that (i) competes with any member of the Parent Group for which the Executive performed services or the Executive was involved in for purposes of making strategic or other material business decisions and involves (ii) (A) the same or substantially similar types of products or services (individually or collectively) manufactured, marketed or sold by any member of the Parent Group during Term or (B) products or services so similar in nature to that of any member of the Parent Group during Term (or that any member of the Parent Group will soon thereafter offer) that they would be reasonably likely to displace substantial business opportunities or customers of the Parent Group.

“Confidential Information” shall include Trade Secrets and includes information acquired by the Executive in the course and scope of his activities under this Agreement, including information acquired from third parties, that (i) is not generally known or disseminated outside the Parent Group (such as non-public information), (ii) is designated or marked by any member of the Parent Group as “confidential” or reasonably should be considered confidential or proprietary, or (iii) any member of the Parent Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Parent Group. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers and products or services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, non-public information about medical devices or products of any member of the Parent Group (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) and any other information or matters of a similar nature.

“Disability” as used in this Agreement shall have the meaning given that term by any disability insurance the Company carries at the time of termination that would apply to the Executive. Otherwise, the term “Disability” shall mean the inability of the Executive to perform his duties and responsibilities under this Agreement as a result of a physical or mental illness, disease or personal injury he has incurred. Any dispute as to whether or not the Executive has a “Disability” for purposes of this Agreement shall be resolved by a physician reasonably satisfactory to the Board and the Executive (or his legal representative, if applicable). If the Board and the Executive (or his legal representative, if applicable) are unable to agree on a physician, then each shall select one physician and those two physicians shall pick a third physician and the determination of such third physician shall be binding on the parties.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean the occurrence of any of the following without the written consent of the Executive: (i) any duties, functions or responsibilities are assigned to the Executive that are materially inconsistent with the Executive’s duties, functions or responsibilities with the Company or the Parent as contemplated by Section 1.1; (ii) any action by the Company or the Parent that results in a material adverse change in the nature or scope of the position, power, duties, functions, responsibilities or authorities of the Executive with the Company or the Parent from those contemplated by Section 1.1; (iii) the base salary of the Executive is reduced, unless a reduction in accordance with Section 2.2; (iv) there is a material adverse change or termination of the Executive’s right to participate, on a basis substantially consistent with practices applicable to senior executives of the Company generally, in any bonus, incentive, profit-sharing, stock option, stock purchase, stock appreciation, restricted stock, discretionary pay or similar policy, plan, program or arrangement of the Company, or any material adverse failure to provide the compensation and benefits contemplated by Sections 2.3, 2.4 and Article III; (v) there is a material termination or denial of the Executive’s right, on a basis substantially consistent with practices applicable generally to senior executives of the Company, to participate in and receive service credit for benefits as provided under, all life, accident, medical payment, health and disability insurance, retirement, pension, salary continuation, expense reimbursement and other employee and perquisite policies, plans, programs and arrangements that generally are made available to senior executives of the Company, except for any arrangements that the Board adopts for select senior executives to compensate them for special or extenuating circumstances or as needed to comply with applicable law or as necessary to avoid the imposition of any additional tax under Section 409A, or (vi) any material breach by the Company of its representations under Section 7.7(b), or the guaranty by Parent on the signature page of the Agreement.

“Parent” shall mean Orthofix International N.V., an entity organized under the laws of the Netherlands Antilles.

“Parent Group” shall mean Parent, together with its subsidiaries including the Company.

“Person” shall include individuals or entities such as corporations, partnerships, companies, firms, business organizations or enterprises, and governmental or quasi-governmental bodies.

“Potential Change of Control” shall mean the earliest to occur of: (i) the date on which Parent executes an agreement or letter of intent, the consummation of the transactions described in which would result in the occurrence of a Change of Control or (ii) the date on which the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control, and ending when, in the opinion of the Board, the Parent (or the Company) or the respective third party has abandoned or terminated any Potential Change of Control.

“Potential Change of Control Date” shall mean the date on which a Potential Change of Control occurs; provided, however, such date shall become null and void when, in the opinion of the Board, the Parent (or the Company) or the respective third party has abandoned or terminated any Potential Change of Control.

“Prohibited Area” means North America, South America and the European Union, which Prohibited Area the parties have agreed to as a result of the fact that those are the geographic areas in which the members of the Parent Group conduct a preponderance of their business and in which the Executive provides substantive services to the benefit of the Parent Group.

“Section 409A” shall mean Section 409A of the Code and regulations promulgated thereunder (and any similar or successor federal or state statute or regulations).

“Trade Secrets” are information of special value, not generally known to the public that any member of the Parent Group has taken steps to maintain as secret from Persons other than those selected by any member of the Parent Group.